EXHIBIT 99.1

          healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦ Wellington, Florida 33414 ♦  561.798.9800 (office) ♦  561.296.3456 (fax)

The Quantum Group Reaches 3,000 Patients Under Management

Grows patient base 36%

WELLINGTON, Fla. (August 18, 2008) - The Quantum Group, Inc. (AMEX:QGP) (www.QuantumMD.com), a Wellington, Florida based healthcare organization, announced today that it has increased the active patient base to 3,000 lives using the Renaissance Community Health Systems (CHS) established throughout the state. The 36% growth of the enrolled patient base is effective as of August 1, 2008, which falls into the fourth quarter of Fiscal Year 2008 for the Company.

This growth further demonstrates the continued progress of the Company consistent with the objectives set forth by management at the start of the fiscal year; particularly, as this increase has occurred outside of the bounds of the traditional Medicare Advantage open enrollment period.

Noel J. Guillama, President & CEO, commented, “We are pleased to provide this tangible result of our ongoing growth and development as we believe we are on track to meet the benchmarks and goals we set for ourselves in 2006. Much of our work to date has been executed to develop our infrastructure to accommodate our growth strategy. We are seeing the results of the foundation we have systematically built as the industry continues to entrust us with the management of its patient members and as we welcome more healthcare providers to the 2,000-plus Renaissance affiliated providers. We are currently on track to achieve our projected 5,000 patient lives and 2,500 affiliated providers by the end of this calendar year.”

Noel J. Guillama and Pete Martinez will be offering additional insights into this development as they present at the Fourth Annual Noble Financial Equity Conference at 5:00 p.m.(Pacific) in Las Vegas, Nevada, and Security Research Associates’ 4th Annual Summer Technology Conference at 2:30 p.m. (Pacific) in San Francisco, California respectively. Both gentlemen will be presenting to audiences comprised of buy side analysts, funds and investors.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives. Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio: 561.798.9800

damodio@quantummd.com